Exhibit No. 99.1
    QUIZNO'S ANNOUNCES UPDATE OF PREVIOUSLY ANNOUNCED GOING PRIVATE
                                    PROPOSAL

DENVER, Colo. June 23, 1999 - On June 23, 1999, The Quizno's Corporation (Nasdaq: QUIZ) (the "Company") announced that it had received a revised proposal from The Schaden Acquisition Company ("SAC") (which is wholly owned by Richard
E. Schaden and Richard F. Schaden, the President and Chief Executive Officer, and the Vice President and Secretary, respectively, of the Company) for the acquisition of all of the outstanding shares of the Company (other than the shares owned by the Schadens and certain affiliated shareholders). SAC revised the proposal first made by the Schadens on December 29, 1998. SAC's proposed a revised price per share of $8.00. The final price will be based on negotiations with the Special Committee previously appointed by the Board of Directors, and will be payable in cash. The proposal is subject to, among other things, (1) approval of the proposed transaction by the Special Committee of the Board, the full Board of Directors and the Company's stockholders, (2) receipt of satisfactory financing for the transaction, (3) receipt of a fairness opinion or an appraisal of the fair value of the shares by the Special Committee that indicates that the price payable to the stockholders is fair value to the stockholders of the Company, and (4) applicable regulatory approval. There can be no assurance that a definitive acquisition agreement will be executed and delivered, that acceptable financing will be arranged, or that the proposed transaction will be consummated.

The Company also announced that the Special Committee members are Mark L. Bromberg and Brownell M. Bailey. The Special Committee has retained U.S. Bancorp Piper Jaffray Inc., as its financial advisor and Hogan & Hartson L.L.P. as its legal counsel for purposes of evaluating the proposal.

The proposed acquisition may only be completed in accordance with applicable state and federal laws including the Securities Act of 1933 and the Securities Exchange Act of 1934, as amended. This press release shall not constitute an offer or a solicitation of an offer to buy such securities.

This release contains forward-looking statements (as defined in the Private Securities Litigation Reform Act of 1995) that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. Such risks and uncertainties include whether the proposed acquisition transaction will be completed, the availability of financing sources for the transaction, and approval by various parties.

For more information contact:

Patrick E. Meyers, Vice President & General Counsel
The Quizno's Corporation, (303) 291-0999